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                                                                    EXHIBIT 11.3


                  U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES
                   PRO FORMA EARNINGS PER SHARE CALCULATION
                               JANUARY 31, 1996

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
Weighted average number of shares outstanding.........                  438,773

Anchor preferred stock coverted to common.............                  129,740

Conversion of debentures ($500,000 principal).........                  125,000

New issue per prospectus, limited to use of proceeds:

   Total use of proceeds (A)..........................  $7,237,000

   Net proceeds per share = $10,407,000/3,100,000.....    $3.36       2,153,869
                                                          ------      ----------

Total pro forma common shares outstanding.............                2,847,382
                                                                     ===========

INCOME BEFORE EXTRAORDINARY ITEM......................               $  481,000
                                                                     ===========

EARNINGS PER SHARE....................................                 $0.17
                                                                       =======
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(A)  Includes acquisition of Steamboat Facilities, repayment of loans and accrued interest, purchase of interest in NRG and termination fee paid to Solvation.